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                                   EXHIBIT 21


                                  SUBSIDIARIES


(i)      Cotton Valley Energy Corporation, a Nevada corporation.

(ii)     Cotton Valley Operating Company, a Texas corporation.

(iii)    Mustang Oil Field Equipment Company, a Nevada corporation.

(iv)     Cotton Valley Energy, Inc., an Oklahoma corporation.

(v)      Aspen Energy Corporation, a Nevada corporation.